                                                            Exhibit (10) V.

March 13, 2001

Michael P. Morley
(Address Intentionally
Omitted)

Re:  Retention

Dear Mike:

Your contributions and professional talents continue to be a great asset to Eastman Kodak Company ("Kodak"). In this regard, I am pleased to inform you of your eligibility for a special retention package to encourage you to delay your retirement and remain employed with Kodak until at least December 31, 2002. This letter describes the features of this package. Once signed by both parties, the letter will constitute an agreement between Kodak and you. For purposes of this letter agreement, the term "Company" will refer to Kodak and all of its subsidiaries and affiliates.

1.   Outline of Retention Package

In consideration for delaying your retirement and remaining employed with Kodak through at least December 31, 2002, Kodak agrees to provide you a special retention package. Under this package, Kodak will, subject to your satisfaction of the terms of this letter agreement, interest rate protect your lump-sum retirement income benefit, pay you a retention benefit, grant you permitted and approved reason with regards for your equity awards, and provide you a special severance benefit in the event you are terminated without cause prior to December 31, 2002. The remaining sections of this letter agreement detail the terms and conditions of this retention package.

2.   Discount Rate Protection

     A. In General. In consideration for extending your employment until at least December 31, 2002, Kodak will pay you, subject to your satisfaction of all of the requirements of this letter agreement, the benefit described in this Section 2. For purposes of this letter agreement, the term "Retirement Date" means the date you retire under the terms of the Kodak Retirement Income Plan ("KRIP") which will be no earlier than January 1, 2003 and no later than June 1, 2003.

     B.   Preconditions.

          (i) That portion of the benefit described in Section 2(C)(i) below will only apply to that amount of your retirement income benefit under KRIP that you elect to receive in the form of a lump sum and file a valid spousal consent per
               Section 7.03(d) of KRIP.

          (ii) That portion of the benefit described in Section 2(C)(ii) below will only apply to that amount of your retirement income benefit under the Kodak Unfunded Retirement Income Plan ("KURIP") and Kodak Excess Retirement Income Plan ("KERIP") that you elect to receive in the form of a lump sum.

     C.   Description of Benefits.

          (i)  KRIP.  Kodak agrees to pay you the excess, if any, of:

               (a) your retirement income benefit paid in the form of a lump sum calculated as of January 1, 2003 pursuant to the terms of KRIP as then in effect, except that the discount rate used for purposes of this calculation will be the discount rate that would have been used to calculate such benefit if you had retired effective as of March 1, 2002, minus

               (b) your retirement income benefit paid in the form of a lump sum calculated as of the Retirement Date pursuant to the terms of KRIP as then in effect.

          (ii) KURIP and KERIP. Kodak agrees to pay you the excess, if any, of:

               (a) your retirement income benefit paid in the form a lump sum calculated as of January 1, 2003 pursuant to the terms of KURIP and KERIP as then in effect, except that the discount rate used for purposes of this calculation will be the discount rate that would have been used to calculate such benefits if you had retired effective as of March 1, 2002, minus

               (b) your retirement income benefit paid in the form a lump sum calculated as of the Retirement Date pursuant to the terms of KURIP and KERIP as then in effect.

     D. Form and Time of Payment. The amount of the benefit, if any, payable to you pursuant to this Section 2 will: (i) be paid in the form of a lump sum payment; (ii) be paid out of Kodak's general assets, not under KRIP; (iii) not be funded in any manner; and (iv) be included in your gross income as ordinary income, subject to all income, payroll and employment tax withholdings required to be made under all applicable federal, state and local law or regulation.

          With respect to that portion of the benefit, if any, attributable to Section 2(C)(i), to the extent you are subject to Federal or state income or payroll taxes thereon, Kodak will "gross up" the amount of such portion of the benefit at the applicable supplemental tax rate. That portion of the benefits, if any, attributable to Section 2(C)(ii) will not be grossed up for tax purposes.

3.   Retention Benefit

     A. In General. Subject to your satisfaction of all of the terms of this letter agreement, Kodak agrees to provide you a retention benefit in the amount of $370,000 (the "Retention Benefit").

     B. Time of Payment. The Retention Benefit will be paid in two installments. The first installment in the amount of $20,000 will be paid as soon as administratively practicable following your execution of this letter agreement. The balance of the Retention Benefit, i.e., $350,000, will be paid on or as soon as administratively practicable following January 1, 2003. In the event, however, prior to January 1, 2003, you either die or your employment is terminated without Cause, as defined below, the Retention Benefit will be paid as soon as administratively practicable following the date of your termination of employment. The Retention Benefit will be paid subject to withholding for all applicable federal, state and local income and payroll taxes.

     C. Benefits Bearing. The Retention Benefit will be "benefits bearing." In other words, such amount will be taken into account and considered for purposes of determining any employer-provided benefits or compensation to which you are or may hereinafter become eligible.

4.   Approved and Permitted Reason

Subject to your satisfaction of all of the terms of this letter agreement, Kodak agrees to recommend to the Executive Compensation and Development Committee of the Board of Directors that your termination of employment be for a Permitted Reason and an Approved Reason for purposes of any Kodak stock options, restricted stock and restricted stock units held by you on the date of your termination of employment and for purposes of any award paid, or to be paid, to you under the Performance Stock Program. Thus, upon approval of such recommendation by the Executive Compensation and Development Committee, you will not forfeit any Kodak stock options, restricted stock or restricted stock units held by you on the date of your termination of employment or any award paid, or to be paid, to you under the Performance Stock Program.
                                                                   <PAGE 4>

5.   Continuous Employment

     A. In General. In order to receive the benefits described in Sections 2, 3 and 4 above, you must remain continuously employed by Kodak until December 31, 2002. Thus, except as provided in
          Section 5(B) below, if your employment terminates for any reason, whether voluntarily or involuntarily, prior to December 31, 2002, you will not be entitled to receive any of the benefits described in Sections 2, 3 or 4.

     B.   Termination For Other Than Cause or Death.  Notwithstanding
          Section 5(A) above to the contrary, if prior to December 31, 2002, Kodak terminates your employment for other than "Cause," as defined below, you will remain eligible for benefits described in Sections 2, 3 and 4. Notwithstanding Section 5(A) above to the contrary, if prior to December 31, 2002, your employment is terminated due to your death, you will remain eligible for benefits described in Sections 3 and 4.

     C.   Cause.  For purposes of this letter agreement, "Cause" will mean:

          i. your willful and continuous failure for a period of at least 90 calendar days following delivery to you of a written notification from Kodak's Chief Executive Officer or President to bring the usual, customary and reasonable functions of your position to a satisfactory level; or

          ii. your willful and continuous failure to follow a lawful written material directive of the Chief Executive Officer or President; or

          iii. your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak's business; or

          iv. your unlawful possession, use or sale of narcotics or other controlled substances, or performing job duties while illegally used controlled substances are present in your system; or

          v. any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

          vi. your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

          vii. any misrepresentation of a material fact to, or concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; or

          viii. your breach of the Eastman Kodak Company Employees' Agreement or the Kodak Business Conduct Guide.

6.   Severance Allowance

     A. In General. If prior to December 31, 2002, Kodak terminates your employment for reasons other than Cause, Kodak will, subject to your satisfaction of the terms of this letter agreement, provide you the severance allowance described in this Section 6 in addition to the other benefits you will be entitled to under the terms of this letter agreement.

     B. Amount. Kodak will pay you a severance allowance equal to one (1) times your then "total target annual compensation" less the total
          amount of base salary paid to you during 2002   prior to your
          termination of employment. For this purpose, "total target annual compensation" means your then annual base salary plus your then target annual award under EXCEL. This severance allowance will be paid in equal consecutive bi-monthly payments over the one (1) year period commencing on the date of your termination of employment. Kodak will withhold from the severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld.

     C.   Offset.  The severance allowance payable to you under this
          Section 6 will be reduced by the amount of any other termination, severance or separation pay, benefit or allowance paid to you by the Company as a result of your termination of employment.

     D. Not Benefits Bearing. In no event will any of the severance allowance be "benefits bearing." In other words, the amount of the severance allowance will not be taken into account, or considered for any reason, for purposes of determining any company provided benefits or compensation to which you may become eligible.

     E. Agreement, Waiver and Release. In order to receive the severance allowance under this Section 6, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the "Agreement, Waiver and Release"), in a form satisfactory to the Vice President, Eastman Kodak Company and Director, Human Resources.

     F. Forfeiture. In the event that you violate any provision of this letter agreement, the Agreement, Waiver and Release or your Eastman Kodak Company Employees' Agreement, in addition to, and not in lieu of, any other remedies that Kodak may pursue against you, you will immediately forfeit any severance allowance payable to you under this Section 6 and, if already paid, you will immediately repay all amounts previously paid to you pursuant this section.

     G. EXCEL. If prior to December 31, 2002, Kodak terminates your employment for reasons other than Cause, you will remain eligible for an award under the EXCEL plan for 2002 based on your service during 2002. Any award payable to you will, however, be reduced by an amount equal to your target annual award under EXCEL for 2002 and paid to you at the same time the plan's other participants receive their awards for 2002.

7.   Non-Solicitation of Employees or Customers

In partial consideration for the retention package under this letter agreement, you agree that during the two (2) year period immediately following your termination of employment, regardless of the reason for your termination, you will not directly or indirectly recruit, solicit or otherwise induce or attempt to induce any of Kodak's employees or independent contractors to terminate their employment or contractual relationship with the Company or work for you or any other entity in any capacity, or solicit or attempt to solicit the business or patronage or any of the Company's actual or prospective clients, customers, or accounts with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

8.   Injunctive Relief

You acknowledge by accepting the retention benefits under this letter agreement that any breach or threatened breach by you of any term of
Section 7 cannot be remedied solely by the recovery of damages or the withholding of benefits and Kodak will therefore be entitled to an injunction against such breach or threatened breach without posting any bond or other security. Nothing herein, however, will prohibit Kodak from pursuing, in connection with an injunction or otherwise, any other remedies available at law or equity for such breach or threatened breach, including the recovery of damages.

9.   Miscellaneous

     A. Confidentiality. You agree to keep the content and existence of this letter agreement confidential except that you may review it with your financial advisor, attorney or spouse/partner and with me or my designee. Upon such a disclosure, however, you agree to advise the recipient of the confidential nature of this letter agreement and the facts giving rise to it as well as the recipient's obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

     B. Unenforceability. If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

     C. Headings. The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

     D. Applicable Law. This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of laws.

     E. Amendment. This letter agreement may not be changed, modified, or amended, except in a writing signed by both you and Kodak that expressly acknowledges that it is changing, modifying or amending this letter agreement.

     F. At Will. Please also keep in mind that, regardless of any provision contained in this letter to the contrary, your employment at Kodak is "at will". That is, you are free to terminate your employment at any time, for any reason, and Kodak is free to do the same.

                                   *    *    *

Your signature below means that:

     1. You have had ample opportunity to discuss the terms and conditions of this letter agreement with advisors of your choice from among those types listed in Section 9(A) above, and as a result fully understand its terms and conditions; and

     2. You accept the terms and conditions set forth in this letter agreement; and

     3. This letter agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak, or any subsidiaries or affiliates, concerning the subject matter hereof.

If you find the foregoing acceptable, please sign your name on the signature line provided below and return the original signed copy of this letter directly to my attention within five (5) days of your receipt of this letter agreement.

                              Very truly yours,



                              Daniel A. Carp


I agree to the terms and conditions of this letter agreement.




Signed:  /s/  Michael P. Morley


Dated:

February 19, 2003

Michael P. Morley
(Address
Intentionally Omitted)

Re:    Amendment to March 13, 2001 Letter Agreement


Dear Mike:

By way of a letter agreement dated March 31, 2001 (the "March 31, 2001 Letter Agreement"), Eastman Kodak Company ("Kodak") entered into a retention agreement with you. The purpose of this letter, which will become an agreement once both you and Kodak sign it, is to amend the March 31, 2001 Letter Agreement in one respect.

1.    Discount Rate Protection

Section 2, entitled "Restricted Stock," of the March 31, 2001 Letter Agreement is amended in its entirety to read as follows:

     2.   Discount Rate Protection

     A. In General. In consideration for extending your employment until at least December 31, 2002, Kodak will pay you, subject to your satisfaction of all of the requirements of this letter agreement, the benefit described in this Section 2. For purposes of this letter agreement, the term "Retirement Date" means the date you retire under the terms of the Kodak Retirement Income Plan ("KRIP") which will be no earlier than January 1, 2003 and no later than January 1, 2004.

     B.   Preconditions.

          (i) That portion of the benefit described in Section 2(C)(i) below will only apply to that amount of your retirement income benefit under KRIP that you elect to receive in the form of a lump sum and file a valid spousal consent per
               Section 7.03(d) of KRIP.

          (ii) That portion of the benefit described in Section 2(C)(ii) below will only apply to that amount of your retirement income benefit under the Kodak Unfunded Retirement Income Plan ("KURIP") and Kodak Excess Retirement Income Plan ("KERIP") that you elect to receive in the form of a lump sum.

     C.   Description of Benefits.

          (i)  KRIP.  Kodak agrees to pay you the excess, if any, of:

               (a) your retirement income benefit paid in the form of a lump sum calculated as of the Retirement Date pursuant to the terms of KRIP as then in effect, except that the discount rate used for purposes of this calculation will be the discount rate that would have been used to calculate such benefit if you had retired effective as of January 1, 2003, minus

               (b) your retirement income benefit paid in the form of a lump sum calculated as of the Retirement Date pursuant to the terms of KRIP as then in effect.

          (ii) KURIP and KERIP. Kodak agrees to pay you the excess, if any, of:

               (a) your retirement income benefit paid in the form a lump sum calculated as of the Retirement Date pursuant to the terms of KURIP and KERIP as then in effect, except that the discount rate used for purposes of this calculation will be the discount rate that would have been used to calculate such benefits if you had retired effective as of January 1, 2003, minus

               (b) your retirement income benefit paid in the form a lump sum calculated as of the Retirement Date pursuant to the terms of KURIP and KERIP as then in effect.

     D. Form and Time of Payment. The amount of the benefit, if any, payable to you pursuant to this Section 2 will: (i) be paid in the form of a lump sum payment; (ii) be paid out of Kodak's general assets, not under KRIP; (iii) not be funded in any manner; and (iv) be included in your gross income as ordinary income, subject to all income, payroll and employment tax withholdings required to be made under all applicable federal, state and local law or regulation.

          With respect to that portion of the benefit, if any, attributable to Section 2(C)(i), to the extent you are subject to Federal or state income or payroll taxes thereon, Kodak will "gross up" the amount of such portion of the benefit at the applicable supplemental tax rate. That portion of the benefits, if any, attributable to Section 2(C)(ii) will not be grossed up for tax purposes.

2.    Remaining Terms of March 31, 2001 Letter Agreement

All of the remaining terms of the March 31, 2001 Letter Agreement, to the extent they are not inconsistent with the terms of this letter agreement, will remain in full force and effect, without amendment or modification.

                               *    *    *

You agree that this letter agreement supersedes and replaces any and all agreements or understandings whether written or oral that you may have with Kodak concerning the subject matter hereof; except, however, this letter does not in any way supersede or replace your Eastman Kodak Company Employee's Agreement.

You agree to keep the content and existence of this letter agreement confidential except that you may review it with your financial advisor, attorney and/or spouse. Upon such a disclosure, however, you agree to advise the recipient of the confidential nature of this letter agreement and the facts giving rise to it as well as the recipient's obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

This letter, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of laws.

Your signature below means that you accept the terms and conditions set forth in this letter agreement.


                              Very truly yours,



                              Robert L. Berman
                              Director, Human Resources
                              and Vice President
                              Eastman Kodak Company


I accept the terms and conditions of this letter agreement.


Signed:  /s/  Michael P. Morley


Dated: